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                                                                EXHIBIT 3


                              ARADIGM CORPORATION

                               LOCK-UP AGREEMENT


Cowen & Company
Oppenheimer & Co., Inc.
Invemed Associates, Inc.
As Representatives of the Several Underwriters
c/o Cowen & Company
345 California Street
San Francisco, CA  94104

Ladies and Gentlemen:

     The undersigned understands that you, as Representatives of the several underwriters (the "Underwriters"), propose to enter into an Underwriting Agreement (the "Underwriting Agreement") with Aradigm Corporation (the "Company") providing for the public offering (the "Public Offering") by the Underwriters, of shares (the "Shares") of Common Stock of the Company (the "Common Stock") pursuant to the Company's Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission prior to the end of May, 1996 (the "Registration Statement").

     In consideration of the Underwriters' agreement to purchase and make the Public Offering of the Shares, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees, for a period of 180 days after the effective date of the Registration Statement (the "Lock-Up Period"), not to, directly or indirectly, offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights (each, a "Disposition") with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (collectively, "Securities"), now owned or hereafter acquired directly by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, otherwise than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree to be bound by this Lock-Up Agreement, (ii) as a distribution to limited partners or shareholders of the undersigned, provided that the distributees thereof agree in writing to be bound by the terms of this Lock-Up Agreement, or (iii) with the prior written consent of Cowen & Company. The foregoing restriction is expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock-Up Period even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Securities.
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Cowen & Company
Oppenheimer & Co., Inc.
Invemed Associates, Inc.
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        Furthermore, the undersigned hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Securities held by the undersigned except in compliance with this Lock-Up Agreement.

Dated:_________________                       Very truly yours,



                                              SHAREHOLDER:


                                              SPROUT CAPITAL VII, L.P.
                                              SPROUT CAPITAL VI,  L.P.
                                              DLJ CAPITAL CORPORATION


                                              By: /s/ Kathleen D Laporte
                                                  ----------------------

                                              Name: /s/ Kathleen D Laporte
                                                    ----------------------

                                              Title: General Partner
                                                     ---------------


Accepted as of the date
set forth above:


COWEN & COMPANY


By:____________________

Name:__________________

Title:_________________